UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 1, 2025

CREATIVE REALITIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 102, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

(502) 791-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CREX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On December 1, 2025, Creative Realities, Inc. (the "Company") appointed Tamra Koshewa to serve as the Chief Financial Officer of the Company. As Chief Financial Officer, Ms. Koshewa will perform the duties of the principal financial officer and principal accounting officer of the Company. Effective November 30, 2025, Richard Mills no longer served the Company as interim Chief Financial Officer.

Ms. Koshewa possesses over 30 years of financial leadership experience with multiple companies across diverse industries including manufacturing, technology, and services. Most recently she was CFO for private equity owned entities including Manna Beverages, LLFlex and HMI. Previously she held senior finance positions at Equipment Depot, AAF International, Time Warner Cable, American Commercial Lines and General Electric, where, over the course of a decade, she graduated from GE’s Experienced Financial Leadership Program and was certified as a Six Sigma Master Black Belt. Early in her career she was a certified public accountant with KPMG. Ms. Koshewa has a bachelor's degree in accounting from Bellarmine University and an MBA from Vanderbilt’s Owen Graduate School of Management. In addition, Ms. Koshewa has been a member of the board of directors of Maryhurst, a Kentucky-based nonprofit health care organization for children, since 2012.

In connection with Ms. Koshewa’s appointment as Chief Financial Officer, the Company and Ms. Koshewa entered into an employment agreement. The employment agreement provides that the Company will employ Mr. Koshewa on an “at will” basis, and pay Ms. Koshewa an annual base salary of $350,000, and a minimum bonus for 2025 of no less than $50,000. If Ms. Koshewa’s employment is terminated by the Company without cause, as defined, or within 12 months following a change in control, as defined, for any reason other than for death, disability or cause, Ms. Koshewa will be entitled to receive aggregate severance payments equal to six months of Ms. Koshewa’s annual base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

On December 1, 2025, the Company granted to Ms. Koshewa stock options to purchase up to 100,000 shares of the Company’s common stock. These stock options were issued from the Company’s 2023 Stock Incentive Plan (as amended, the “Plan”). The stock options have an exercise price of $2.89 per share, will vest in three equal installments on December 1 annually, beginning in 2026 and ending in 2028, and are subject to the terms of the Plan and the general form of the Company’s stock option agreement.

Except as noted above, there are no arrangements or understandings between Ms. Koshewa and any other person pursuant to which Ms. Koshewa was appointed as Chief Financial Officer. There are also no family relationships between Ms. Koshewa and any director or executive officer of the Company and Ms. Koshewa has no direct or indirect interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2025

Creative Realities, Inc

By:	/s/ Richard Mills
Richard Mills
Chief Executive Officer